UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 50549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 193.4 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Commission file number: 1-14219

                      Microwave Transmission Systems, Inc.
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         (State or other jurisdiction of incorporation or organization)

541 Sterling Drive, Richardson, TX 75081                        (972) 669-0591
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(Address, including zip code, and telephone number, including area code, of registrat's principal executive offices of principal executive offices)

                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classses of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
  Rule 12g-4(a)(1)(i)        [ X ]             Rule 12h-3(b)(1)(i)       [    ]
  Rule 12g-4(a)(1)(ii)       [   ]             Rule 12h-3(b)(1)(ii)      [    ]
  Rule 12g-4(a)(2)(i)        [   ]             Rule 12h-3(b)(2)(i)       [    ]
  Rule 12g-4(a)(2)(ii)       [   ]             Rule 12h-3(b)(2)(ii)      [    ]
                                               Rule 15d-6                [    ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, Integrated Technology Group has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 14, 2004               BY: /s/ P. David Spurlin
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                                      P. David Spurlin, President